Exhibit 18
March 22, 2006
Board of Directors
The Interpublic Group of Companies, Inc
1114 Avenue of the Americas
New York, New York 10036
Dear Directors:
We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.
We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and issued our report thereon dated March 22, 2006. Note 8 to the financial statements describes a change in accounting principle whereby the Company has changed the date at which it performs the annual goodwill and indefinite lived intangibles impairment test required under Statement of Financial Accounting Standards No. 142 from September 30 to October 1. It should be understood that the preferability of one acceptable method of accounting over another for purposes of determining the date at which a Company’s should perform an annual test of impairment of goodwill and indefinite lived intangibles has not been addressed in any authoritative accounting literature, and in expressing our concurrence below, we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.
Very truly yours,
PricewaterhouseCoopers LLP